Exhibit 99.1

NEWS RELEASE FOR MORE INFORMATION CONTACT: JERALD L. SHAW, PRESIDENT ANCHOR BANCORP (360) 491-2250

FOR IMMEDIATE RELEASE

ANCHOR BANCORP ANNOUNCES INCREASE IN ITS PROVISION FOR LOAN LOSSES

Lacey, WA (April 5, 2011) – Anchor Bancorp (NASDAQ:GS – ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), announced today that it had determined that there had been adverse developments with respect to certain loans in the Bank’s loan portfolio during the quarter ended March 31, 2011.  The determination was made following a review of the Bank’s major loan credits together with ongoing analysis of groups of smaller loans.  As a result of the review, the Company determined that it anticipates a provision for loan losses of between $3.5 million and $4.0 million for the quarter ended March 31, 2011.

Most of the increases in the provision occurred within the single family, home equity, and consumer loan portfolios and appear to result from continued weakness in employment within Anchor’s primary market areas.  Rapidly increasing energy costs together with state and local government fiscal controls have dampened an already fragile economic recovery.  In addition to these loans, one large credit classified as Substandard at December 31, 2010 experienced further deterioration during the quarter ended March 31, 2011.  The total borrowing relationship, which was originated by a former loan officer, relates to a rock extraction and crushing operation with a principal balance totaling $4.2 million at March 31, 2011 and that has now been reserved to a level of fifty percent (50%) based on estimates of the value of the Bank’s  security positions.  The security includes accounts receivable, equipment, leasehold equipment, inventory, and assignments of mining rights.  Additionally, the Bank is the beneficiary of personal guarantees by the principals of the company and we intend to exercise all rights under those guarantees, however, no assurances can be given on the possibility of recovering on these guarantees.

Anchor reviews all loans with principal balances of $50,000 or more for impairment on a quarterly basis.  Additionally, periodic third party reviews are performed at least semi-annually to provide additional assurance to management and the Board of Directors.   The Company’s asset quality, however, is affected by a number of factors, many of which are beyond its control, including local and national economic conditions and the possible existence of facts that are not known to the Company that adversely affect the likelihood of repayment of various loans in its loan portfolio and realization of the collateral upon default.

Anchor Bancorp, Inc. is the holding company for Anchor Bank, a Washington chartered savings bank.  Anchor Bank is a community-based savings bank primarily serving Western Washington through its 15 full-service banking offices (including five Wal-Mart store locations) and one loan production office located within Grays Harbor, Thurston, Lewis, Pierce, Mason and Clark counties, Washington.

This press release contains certain forward-looking statements.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond our control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Our filings with the Securities and Exchange Commission describe some of these factors, including risk elements related to increased regulatory scrutiny and certain business limitations in connection with the Order to Cease and Desist, the level of nonperforming assets, certain risk elements in the loan portfolio, the allowance for losses on loans, interest rate risk, earnings and profitability risks, and liquidity risks. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.